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                                                                EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Olin Corporation:

We consent to the incorporation by reference in Registration Statements No. 33-4479 and No. 33-52771 on Form S-3 and Nos. 33-28593, 33-00159, 33-40346,
33-41202, 333-05097, 333-17629, 333-18619, 333-39305 and 333-39303 on Form S-8
of Olin Corporation of our report dated January 29, 1998, relating to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of Olin Corporation.



                                                KPMG Peat Marwick LLP


Stamford, Connecticut
March 10, 1998